NEW IBERIA, LA – NYSE-AMEX:TSH – Patrick Little, President and CEO of Teche Federal Bank, today announced the appointment of William Thomas (Tom) Allen as a member of the board of directors of Teche Federal Bank.  Mr. Allen brings 40 years of banking experience to the locally based community bank.

“Teche Federal Bank’s Board of Directors will benefit from Tom’s many years of solid banking experience and knows that he has much to contribute.  We welcome his input,” said Little.
Mr. Allen joins Teche’s Board of Directors from Whitney National Bank of New Orleans, where he recently retired as Senior Vice President with 40 years of service.  Mr. Allen served as General Auditor for Whitney National Bank for over 20 years.

The newly appointed Board member is married to the former Tupper Lampton and they have one daughter.  A graduate of LSU, Mr. Allen is a Certified Public Accountant, a member of the Society of Louisiana Certified Public Accountants, American Institute of Certified Public Accountants and is an Institute of Internal Auditors (IIA) Quality Assessor curriculum graduate.

About Teche Federal Bank

Teche Federal Bank operates nineteen offices in South Louisiana and serves over 60,000 customers.  Teche Federal Bank is the fourth largest publicly owned bank based in Louisiana with over $789 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC).  Teche Holding Company’s common stock is traded under the symbol “TSH” on the NYSE AMEX.

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